EXHIBIT 99.1

Old Line Bancshares, Inc. Joins the Russell 2000 Index

Bowie, MD (July 16, 2014) – Old Line Bancshares, Inc. (Nasdaq: OLBK) has joined the broad-market Russell 2000® Index effective June 27, 2014 as a result of Russell Investments (Russell) annual reconstitution of its comprehensive set of U.S. and global equity indexes. Membership in the Russell 2000 is based on membership in the broad-market Russell 3000® index. The Russell 3000 serves as the U.S. component to the Russell Global Index, which Russell launched in 2007. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies.

“We are pleased that Old Line Bancshares has been added as a member of the nationally-recognized Russell 2000-3000 Indices. This is an indication of our company's sustained growth and should help enhance our visibility with the investment community," said James W. Cornelsen, president and chief executive officer.

About Russell Investments

Russell Investments is a global asset manager and one of only a few firms that offers actively managed multi-asset portfolios and services that include advice, investments and implementation. Russell stands with institutional investors, financial advisors and individuals working with their advisors—using the firm’s core capabilities that extend across capital market insights, manager research, portfolio construction, portfolio implementation and indexes to help each achieve their desired investment outcomes.

About Old Line

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles northeast of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank operates 23 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs and Southern Maryland) counties of Anne Arundel, Calvert, Charles, Prince George's and St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

For more information:
James W. Cornelsen, President & CEO
301-430-2530
www.OldLineBank.com